UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 8, 2007

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On October 8, 2007, The St. Joe Company (the "Company") issued a press release containing, among other things, information regarding certain charges to be reflected in the Company’s financial results for the quarter ended September 30, 2007. A copy of the press release is filed with this Form 8-K as Exhibit 99.1. Additional information regarding these charges is set forth in Items 2.06 and 8.01 below and is incorporated by reference herein. Management also mentioned these charges in a conference call with investors and analysts on October 8, 2007.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 8, 2007, the Company announced a restructuring of its business to enhance and accelerate the Company’s value creation process. The plan includes the divestiture of non-core assets, a significant reduction in capital expenditures, a leaner operating structure and an increased focus on strategic business partners. As a result, the Company expects to take a charge to earnings of approximately $7 million. Approximately one-half of the total charges are expected to be incurred in the fourth quarter of 2007. Substantially all of the remaining charges will be recognized in 2008. The charges incurred will be primarily termination benefits to employees. Approximately $5 million of the total charges are expected to be future cash expenditures payable by the Company, and approximately $2 million of the total charges are expected to be credits to participants’ pension plan accounts funded by the Company’s pension plan assets.

Additional information on the restructuring plan is set forth in our press release dated October 8, 2007, a copy of which is filed as exhibit 99.1 hereto and is incorporated by reference herein.

Item 2.06 Material Impairments.

In connection with its preparation and review of the Company’s third quarter financial statements, management expects that impairment charges ranging from $20 million to $25 million will be included in the Company’s third quarter results. These impairment charges primarily consist of the following: (i) an impairment of approximately $7 million to the goodwill of the Company’s Sunshine State Cypress sawmill and mulch plant based on an assessment of its current market value; (ii) an impairment of approximately $5 million related to capitalized costs at certain projects due to changes in development plans; and (iii) an impairment of approximately $7 million related primarily to completed spec homes in several communities due to current market conditions for residential real estate. None of these impairment charges are expected to result in future cash expenditures.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the adoption of the restructuring plan described in Items 2.05 and 7.01 herein, on October 5, 2007, the Compensation Committee of the Company’s Board of Directors granted 257,256 shares of restricted stock to members of senior management of the Company, including certain executive officers. The grants, with time-based vesting conditions, were made in order to help retain the Company’s senior management at this critical juncture in the Company’s evolution. The Compensation Committee also currently intends to grant to senior management during the fourth quarter of 2007 additional shares of restricted stock with performance-based vesting conditions in order to provide incentives for management to effectively implement the Company’s strategic plans.

Item 7.01 Regulation FD Disclosure.

On October 8, 2007, the Company posted on its website at www.joe.com a Letter to Shareholders, Stakeholders, Employees and Friends regarding the Company’s restructuring plan. The Letter is furnished with this Current Report on Form 8-K as Exhibit 99.2 and is incorporated herein by reference.

During a conference call with investors and analysts on October 8, 2007, the Company announced that its capital expenditures for 2008 would be $90 million or less.

Item 8.01 Other Events.

During September 2007, the Company terminated a relationship with a third-party management company and paid a $5 million termination fee, which expense will be reflected in the Company’s results for the quarter ended September 30, 2007.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release dated October 8, 2007

99.2 Letter to Shareholders, Stakeholders, Employees and Friends dated October 8, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

October 9, 2007	By:	/s/ William S. McCalmont

Name: William S. McCalmont
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 8, 2007
99.2	Letter to Shareholders, Stakeholders, Employees and Friends dated October 8, 2007